Exhibit 21.1

Subsidiaries of Cornell Companies, Inc.

(As of December 31, 2002)

	Percentage of Voting Securities Owned by Cornell Companies, Inc.	Percentage of Voting Securities Owned by a Subsidiary of Cornell Companies, Inc.
Cornell Corrections Management, Inc.	100%
Cornell Corrections of Texas, Inc.		100%
Cornell Corrections of California, Inc.		100%
Cornell Corrections of Rhode Island, Inc.		100%
Abraxas Group, Inc.		100%
WBP Leasing, Inc.		100%
Cornell Corrections of Oklahoma, Inc.		100%
Cornell Corrections of Georgia, L.P.		100%
Cornell Corrections of Alaska, Inc.		100%
Cornell Interventions, Inc.		100%
CCGI Corporation	100%
Cornell Companies Administration LLC	100%
Cornell Companies Management Holdings LLC	100%
Cornell Companies Management Services L.P.		100%
Cornell Companies Management L.P.		100%